Exhibit 22.1
Subsidiary Guarantors and Issuers of Guaranteed Securities

The following entities were, as of March 31, 2024, guarantors of IQVIA Inc.’s 5.700% Senior Secured Notes due 2028 and 6.250% Senior Secured Notes due 2029.

Entity	Role

IQVIA Inc.	Issuer
IQVIA Holdings Inc.	Guarantor
Benefit Holding, Inc.	Guarantor
BuzzeoPDMA LLC	Guarantor
Data Niche Associates, Inc.	Guarantor
IMS Software Services Ltd.	Guarantor
Innovex Merger Corp.	Guarantor
Intercontinental Medical Statistics International, Ltd.	Guarantor
IQVIA BioSciences Holdings, LLC	Guarantor
IQVIA Biotech LLC (f/k/a Novella Clinical LLC)	Guarantor
IQVIA Chinametrik Inc.	Guarantor
IQVIA Commercial Finance Inc.	Guarantor
IQVIA Commercial India Holdings Corp.	Guarantor
IQVIA Commercial Trading Corp.	Guarantor
IQVIA CSMS US Inc.	Guarantor
IQVIA Government Solutions Inc.	Guarantor
IQVIA Medical Communications & Consulting, Inc.	Guarantor
IQVIA Medical Education Inc.	Guarantor
IQVIA Pharma Inc.	Guarantor
IQVIA Pharma Services Corp.	Guarantor
IQVIA Phase One Services LLC	Guarantor
IQVIA RDS Asia Inc.	Guarantor
IQVIA RDS Inc.	Guarantor
IQVIA RDS Latin America LLC	Guarantor
IQVIA Trading Management Inc.	Guarantor
IQVIA Transportation Services Corp.	Guarantor
Med-Vantage, Inc.	Guarantor
Outcome Sciences, LLC	Guarantor
Q Squared Solutions Holdings LLC	Guarantor
Q Squared Solutions LLC	Guarantor
QCare Site Services, Inc.	Guarantor
RX India, LLC	Guarantor
Targeted Molecular Diagnostics, LLC	Guarantor
ValueMedics Research, LLC	Guarantor
VCG&A, Inc.	Guarantor
VCG-BIO, INC.	Guarantor